Exhibit 1.9

NOT FOR PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE SUCH PUBLICATION OR DISTRIBUTION WOULD VIOLATE APPLICABLE LAWS OR RULES OR WOULD REQUIRE ADDITIONAL DOCUMENTS TO BE COMPLETED OR REGISTERED OR REQUIRE ANY MEASURE TO BE UNDERTAKEN IN ADDITION TO THE REQUIREMENTS UNDER FINNISH LAW. SEE “IMPORTANT INFORMATION” BELOW.

Notice of the Extraordinary General Meeting

Notice is given to the shareholders of Altia Plc of the Extraordinary General Meeting to be held on Thursday, 12 November 2020 at 2.00 p.m. (Finnish time) at the Helsinki Stock Exchange building, Pörssisali, at Fabianinkatu 14, 00100 Helsinki. The reception of attendees who have registered for the meeting will commence at 1.00 p.m.

Due to the coronavirus pandemic, Altia has imposed precautionary measures to be able to hold the Extraordinary General Meeting and to ensure the health and safety of the shareholders, the company’s employees and other stakeholders. The Extraordinary General Meeting will be arranged in accordance and in line with the restrictions set by the Finnish authorities.

Altia strongly urges its shareholders not to attend the Extraordinary General Meeting in person at the meeting venue. All shareholders are encouraged to follow the meeting remotely through a live webcast and/or exercise their voting rights by voting in advance or alternatively by using the proxy service provided by the company. The shareholders may also pose written questions to the company in advance regarding matters to be considered at the meeting. No food or beverages will be served at the Extraordinary General Meeting, and no giveaways will be handed out. More details on the special arrangements are provided in section D to this notice.

A. Matters on the agenda of the Extraordinary General Meeting

The following matters will be considered at the Extraordinary General Meeting:

1.	Opening of the meeting

2.	Calling the meeting to order

3.	Election of persons to scrutinize the minutes and to supervise the counting of votes

4.	Recording of the legality of the meeting

5.	Recording the attendance at the meeting and adoption of the list of votes

6.	Resolutions relating to the merger of Altia Plc and Arcus ASA

6.1 Introduction

On 29 September 2020, Altia Plc ("Altia") announced the merger of Altia's and Arcus ASA's ("Arcus") business operations through a statutory cross-border absorption merger of Arcus into Altia pursuant to Chapter 16 of the Finnish Companies Act (624/2006, as amended) (the "Finnish Companies Act") and Chapter 13 of the Norwegian Public Limited Liability Companies Act of 13 June 1997 No. 45 (the "Norwegian Public Companies Act"). As a result of the merger, all assets and liabilities of Arcus will be transferred without a liquidation procedure to Altia, and Arcus will be dissolved (the "Merger"). The shareholders of Arcus will receive new shares in Altia in proportion to their shareholdings. Altia and Arcus are hereinafter jointly referred to as the “Parties” or the “Companies Involved in the Merger” and Altia after the Merger is hereinafter referred to as the "Combined Company".

The purpose of the Merger is to form a wine and spirits brand house with leading presence across the Nordics with a relevant market presence also in the Baltics. The Combined Company will have a unique portfolio of iconic local, regional and global wine and spirits brands. This, combined with deep consumer insights and strong innovation capabilities will enable the Combined Company to achieve growth and meet changing consumer needs even better. The Combined Company will offer a one-stop shop for customers both in on- and off-trade. Further, its wide distribution presence in the complex Nordic markets and enhanced sales excellence, will make the Combined Company an even more attractive partner.

Reference is made to the public announcement on the Merger for further information about its rationale and details.

In order to complete the Merger, the Board of Directors of Altia proposes that the Extraordinary General Meeting resolves on the approval of the statutory cross-border absorption merger of Arcus into Altia in accordance with the merger plan approved by the Boards of Directors of Altia and Arcus dated 29 September 2020 and thereafter registered with the trade register maintained by the Finnish Patent and Registration Office (the “Finnish Trade Register”) and the Norwegian register of business enterprises (the “Norwegian Register of Business Enterprises”) (the "Merger Plan"), and as part of approval of the Merger, and as further set out below:

a)	approve the amended Articles of Association of the Combined Company in the form appended to the Merger Plan and the change of the company name;

b)	resolve on the issuance of new shares of Altia as merger consideration to the shareholders of Arcus;

c)	resolve on the number of the members of the Board of Directors of the Combined Company;

d)	resolve on the election of the members of the Board of Directors of the Combined Company;

e)	resolve on the remuneration of the Board of Directors of the Combined Company;

f)	resolve on an amendment and a temporary deviation from the Charter of the Altia Shareholders' Nomination Board; and

g)	resolve on an authorization of the Board of Directors to resolve on the payment of an extra dividend.

Pursuant to the Merger Plan, the below proposals under 6.2 (including items (a) – (g)) of the Board of Directors and the Shareholders' Nomination Board of Altia form an entirety that requires the adoption of all its individual items by a single resolution. The Extraordinary General Meeting may only approve or reject the proposals set out in the Merger Plan, but not amend them.

The Merger as a whole and the proposed changes to the company name and the Articles of Association of Altia, the issuance of new shares of Altia, the number of members of the Board of Directors of Altia, the composition of the Board of Directors of Altia, the remuneration of the Board of Directors of Altia and the amendment to and temporary deviation from the Charter of the Altia Shareholders' Nomination Board are conditional upon and will become effective upon the registration of the execution of the Merger with the Finnish Trade Register. The planned date of execution of the Merger is 1 April 2021. The planned date of execution may change as set out in the Merger Plan.

Altia’s largest shareholder, the State Development Company Vake Oy, holding approximately 36.2 percent of the shares and votes in Altia, has stated their support for the transaction with an intention to attend Altia’s EGM and vote in favor of the merger. In addition, certain existing shareholders of Altia representing in the aggregate approximately 9.4 percent of all the shares and votes in Altia as at the date of this notice have undertaken, subject to certain conditions, to attend the Extraordinary General Meeting and support and vote in favor of the merger.

6.2 Resolution on the Merger

Pursuant to the Merger Plan, Arcus shall be merged into Altia through a cross-border absorption merger, so that all assets and liabilities of Arcus shall be transferred without a liquidation procedure to Altia in a manner described in more detail in the Merger Plan.

The Board of Directors of Altia proposes that the Extraordinary General Meeting resolves on the cross-border absorption merger of Arcus into Altia in accordance with the Merger Plan. The resolution on the merger includes among other matters set out in the Merger Plan, the following key items as specified in the Merger Plan:

(a) Amendment of the Articles of Association

Pursuant to the Merger Plan, the Articles of Association of the Combined Company shall be amended in connection with the execution of the Merger. The most significant amendments include the change of the company name into Anora Group Plc (Article 1), a change to the Combined Company's field of business (Article 2), a change to the term of office of the members of the Board of Directors conditionally elected at the Extraordinary General Meeting (Article 4) and related changes to items that shall be decided on at the Annual General Meeting held in 2021 (Article 11). The amended Articles of Association of the Combined Company have been appended in their entirety to the Merger Plan.

(b) Merger consideration

Pursuant to the Merger Plan the shareholders of Arcus shall receive as merger consideration 0.4618 new shares of Altia for each share owned in Arcus per each individual book-entry account (the "Merger Consideration Shares” or the “Merger Consideration"). The Merger Consideration shall be issued to the shareholders of Arcus in proportion to their shareholding in Arcus. No Merger Consideration will be issued with respect to shares in Arcus held by Arcus itself or by Altia. The allocation of the Merger Consideration will be based on the shareholding in Arcus at a record date to be set in connection with the completion of the Merger.

In case the number of shares received by a shareholder of Arcus (per each individual book-entry account) as Merger Consideration is a fractional number, the fractions shall be rounded down to the nearest whole share for the purpose of determining the number of Merger Consideration Shares to be received by the relevant shareholder. Fractional entitlements to new shares of the Combined Company shall be aggregated and sold in public trading on the Helsinki Stock Exchange or the Oslo Børs and the proceeds shall be distributed to shareholders of Arcus entitled to receive such fractional entitlements in proportion to their holding of such fractional entitlements. Any costs related to the sale and distribution of fractional entitlements shall be borne by Altia.

The final total number of shares in the Combined Company to be issued as Merger Consideration shall be determined on the basis of the number of shares in Arcus held by shareholders of Arcus, other than Arcus itself and Altia, at a record date to be set in connection with completion of the Merger. Such total number of shares to be issued as Merger Consideration shall be rounded down to the nearest full share.

On the date of the Merger Plan, the number of issued and outstanding shares in Arcus was 68,023,255, which includes 6,948 treasury shares. Based on the situation on the date of the Merger Plan and the agreed Merger Consideration, the total number of shares in Altia to be issued as Merger Consideration would therefore be 31,409,930 shares. This would correspond to approximately 46.5% ownership in the Combined Company for Arcus’ shareholders and approximately 53.5% ownership in the Combined Company for Altia’s shareholders.

The final total amount of Merger Consideration may be affected by, among others, any change concerning the number of shares issued by and outstanding in Arcus or held by Arcus as treasury shares, e.g., Arcus transferring existing treasury shares in accordance with existing share-based incentive plans, prior to the date of registration of the execution of the Merger with the Finnish Trade Register (the "Effective Date").

(c) Number of members of the Board of Directors

Pursuant to the Merger Plan, the Shareholders' Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, proposes that the number of members of the Board of Directors of the Combined Company, including the Chairman of the Board of Directors, shall be eight (8).

Altia and Arcus will comply with the rules for arranging employee participation in connection with a cross-border merger, which may include arrangements to have employee representatives on the Board of Directors of the Combined Company. Any employee representatives on the Board of Directors of the Combined Company are in addition to the members of the Board of Directors of the Combined Company conditionally elected by the Extraordinary General Meeting.

(d) Composition of the Board of Directors

Pursuant to the Merger Plan, the Shareholders' Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, proposes that Sanna Suvanto-Harsaae, Jyrki Mäki-Kala and Torsten Steenholt of the current members of the Board of Directors of Altia be conditionally elected to continue to serve on the Board of Directors of the Combined Company, that Michael Holm Johansen, Kirsten Ægidius, Ingeborg Flønes and Nils Selte of the current members of the Board of Directors of Arcus be conditionally elected as new members of the Board of Directors of the Combined Company, that Sinikka Mustakari be conditionally elected as a new member of the Board of Directors of the Combined Company, that Michael Holm Johansen, currently a member of the Board of Directors of Arcus, be conditionally elected as Chairman of the Board of Directors of the Combined Company and that Sanna Suvanto-Harsaae, currently a member of the Board of Directors of Altia, be conditionally elected as Vice Chairman of the Board of Directors of the Combined Company, each for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company held in 2022.

Seven (7) of the Board nominees are considered independent of the Combined Company and six (6) Board nominees are considered independent of the significant shareholders of the Combined Company.

The Board member nominees have given their consent to the election. Information concerning the new Board nominees is and available on Altia's website at www.altiagroup.com/investors.

The term of the currently serving members of the Board of Directors not conditionally elected to continue in the Board of Directors of the Combined Company for the term commencing on the Effective Date shall end on the Effective Date.

(e) Remuneration of the new members of the Board of Directors

Pursuant to the Merger Plan, the Shareholders' Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, proposes that in line with the resolutions of the Annual General Meeting of Altia held on 4 June 2020, the new members of the Board of Directors of the Combined Company to be conditionally elected for the term commencing on the Effective Date and expiring at the end of the Annual General Meeting of the Combined Company held in 2022 be paid monthly fees as follows:

− EUR 4 000 per month, Chairman

− EUR 2 500 per month, Vice Chairman

− EUR 2 000 per month, member

The remuneration of the members of the Board of Directors potentially nominated by the employees as employee representatives shall be determined separately by the Board of Directors but will not in any event exceed the remuneration of the other members of the Board of Directors.

Otherwise the resolutions on Board remuneration made by the AGM of Altia held on 4 June 2020 shall remain in force unaffected.

The annual remuneration of the new Board members elected hereunder shall be paid in proportion to the length of their term in office.

The Shareholders' Nomination Board of Altia, after consultation with the Nomination Committee of Arcus, may amend the above-mentioned proposals concerning the election of members of the Board of Directors of the Combined Company and/or their remuneration, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of Altia resolving on the Merger.

(f) Amendment and temporary deviation from the Charter of the Altia Shareholders’ Nomination Board

Pursuant to the Merger Plan, the Shareholders' Nomination Board of Altia proposes to the Extraordinary General Meeting that the Extraordinary General Meeting resolves to make an amendment to and a one-time deviation from the charter of the Shareholders' Nomination Board of Altia (the "Charter").

According to the current Charter, the Shareholders’ Nomination Board consists of three (3) physical persons nominated by the shareholders as members. The members of the Nomination Board shall represent the Company’s three (3) largest shareholders who (i) represent the largest number of votes of all shares in the Company on the first banking day of June each year (the “Value Day”) as determined on the basis of the shareholder register of the Company maintained by Euroclear Finland Ltd; and (ii) wish to nominate a member to the Nomination Board. The Chairman of the Board acts as an expert member in the Nomination Board.

As part of its approval of the Merger, the Shareholders’ Nomination Board proposes to the Extraordinary General Meeting an amendment to the Charter whereby, in addition to the Chairman of the Board of Directors, also the Vice Chairman of the Board of Directors will act as an expert member to the Shareholders' Nomination Board. For the avoidance of doubt, the Chairman and the Vice Chairman of the Board shall not be official members of the Nomination Board and do not have any voting right, but they have the right to attend the meetings of the Nomination Board and receive the relevant material for such meetings.

Further, the Shareholders’ Nomination Board proposes to the Extraordinary General Meeting a temporary deviation from the Charter to the effect that, should the Effective Date be later than 1 June 2021, the members of the Shareholders' Nomination Board of the Combined Company will be determined based on the three (3) largest shareholders in the Combined Company on the tenth (10) business day following the Effective Date.

(g) Authorisation of the Board of Directors to resolve on the payment of extra dividend

The Board of Directors proposes to the Extraordinary General Meeting that the Board of Directors be authorized to resolve on the payment of an extra dividend, in one or several instalments, in the maximum total amount of EUR 0.40 per share (representing approximately EUR 14.5 million) to the shareholders of the company prior to the Effective Date.

This authorization is in addition to the authorization by the Annual General Meeting of the company held on 4 June 2020 to resolve on a payment of dividend in the maximum total amount of EUR 0.21 per share (representing approximately EUR 7.6 million) prior to the end of 2020.

7.	Closing of the meeting

B. Documents of the Extraordinary General Meeting

The proposals for resolutions on the matters on the agenda of the Extraordinary General Meeting and this notice are available on Altia Plc’s website at www.altiagroup.com/investors. Other documents, which according to the Finnish Companies Act and Norwegian Public Companies Act shall be kept available for the shareholders, will be available on the above-mentioned website as of 12 October 2020 at the latest. The proposals for resolutions and the other above-mentioned documents will also be available at the Extraordinary General Meeting. Altia will in addition prepare a prospectus on the Merger in English as well as associated materials in Finnish which will be published before the Extraordinary General Meeting. The minutes of the Extraordinary General Meeting will be available on the above-mentioned website as of 26 November 2020 at the latest.

C. Instructions for the participants in the Extraordinary General Meeting

1. Right to participate and registration

Each shareholder, who is registered on the record date of the Extraordinary General Meeting, on 2 November 2020, in the shareholders’ register of the company maintained by Euroclear Finland Oy, has the right to participate in the Extraordinary General Meeting. A shareholder whose shares are registered on his/her personal Finnish book-entry account is registered in the company’s shareholders’ register.

A shareholder who is registered in the company’s shareholders’ register and wants to participate in the Extraordinary General Meeting must register for the meeting by giving prior notice of attendance no later than on 9 November 2020 at 4.00 p.m. (Finnish time), by which time the registration needs to have been received by the company. Such notice can be given:

-	on the company’s website at www.altiagroup.com/investors;

-	by email to investor.relations@altiagroup.com;

-	by telephone to +358 20 770 6908 from Monday to Friday from 9:00 a.m. to 4:00 p.m. (Finnish time); or

-	by mail to Altia Plc, EGM, Kaapeliaukio 1, P.O Box 350, 00101 Helsinki, Finland.

In connection with the registration, a shareholder is required to notify his/her name, personal identification number, address, telephone number, the name of a possible assistant and the name and the personal identification number of a possible proxy representative. The personal data are used only in connection with the Extraordinary General Meeting and the processing of related registrations. For further information on how Altia Plc processes personal data, please review Altia Plc’s privacy notice regarding the Extraordinary General Meeting, which is available at www.altiagroup.com/investors.

2. Holders of nominee-registered shares

A holder of nominee-registered shares has the right to participate in the Extraordinary General Meeting by virtue of such shares based on which he/she on the record date of the Extraordinary General Meeting, i.e. on 2 November 2020, would be entitled to be registered in the shareholders’ register of the company maintained by Euroclear Finland Oy. The right to participate in the Extraordinary General Meeting requires, in addition, that the shareholder has, on the basis of such shares, been temporarily registered in the shareholders’ register maintained by Euroclear Finland Oy at the latest on 9 November 2020 at 10:00 a.m. (Finnish time). This constitutes due registration for the Extraordinary General Meeting with regard to nominee-registered shares. Changes in the shareholding after the record date do not affect the right to participate in the meeting or the number of voting rights held in the meeting.

A holder of nominee-registered shares is advised to request without delay the necessary instructions regarding the temporary registration in the shareholders’ register of the company, the issuing of proxy documents and the registration for the Extraordinary General Meeting from his/her custodian bank. The account management organization of the custodian bank must temporarily register a holder of nominee-registered shares who wishes to participate in the Extraordinary General Meeting in the shareholders’ register of the company at the latest by the deadline stated above and possibly vote in advance on behalf of the holder of nominee-registered shares. Additional information on advance voting is provided below in section D.

3. Proxy representatives and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. All shareholders are encouraged to vote in advance or exercise their voting rights in the Extraordinary General Meeting by using the proxy service provided by Altia. Additional information on advance voting and the proxy service provided by Altia is provided below in section D.

A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder at the Extraordinary General Meeting. When a shareholder participates in the Extraordinary General Meeting by means of several proxy representatives, representing the shareholder with shares in different book-entry accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting.

Proxy documents should be delivered by email to investor.relations@altiagroup.com or by mail to Altia Plc, EGM, Kaapeliaukio 1, P.O Box 350, 00101 Helsinki, Finland prior to the expiration of the registration period.

4. Other information

Pursuant to Chapter 5, Section 25 of the Finnish Companies Act, a shareholder who is present at the Extraordinary General Meeting has the right to request information with respect to the matters to be considered at the Meeting. On the date of this notice, the total number of shares in the company and votes represented by such shares is 36,140,485 shares and votes.

D. Special arrangements in order to comply with regulations by the authorities

Altia strongly urges its shareholders not to attend the Extraordinary General Meeting in person at the meeting venue. All shareholders are encouraged to follow the meeting remotely through a live webcast and/or exercise their voting rights by voting in advance or alternatively by using the proxy service provided by the company (detailed instructions below). Shareholders wishing to exercise their shareholders’ rights by voting in advance or by using the proxy service provided by the company are required to be registered for the Extraordinary General Meeting in accordance with the instructions set out above. Shareholders may also pose written questions to the company in advance regarding matters to be considered at the meeting.

No food or beverages will be served at the Extraordinary General Meeting, and no giveaways will be handed out. The meeting and all presentations will be short and meet the minimal requirements. The participation of the members of the Board of Directors and the Executive Management Team is limited to the minimum.

Persons who belong to risk groups based on their age or medical condition or who have travelled outside of Finland 14 days prior to the Extraordinary General Meeting, as well as persons with flu symptoms, are strongly requested not to attend the meeting in person.

1. Instructions for following the Extraordinary General Meeting through a live webcast

Shareholders can follow the meeting via a live webcast at www.altiagroup.com/investors. A shareholder who chooses to only follow the meeting through the live webcast will not be recorded as a participant in the Extraordinary General Meeting. Accordingly, such shareholders will not have the possibility to address the meeting or participate in any vote (except through a proxy representative or by voting in advance). Additional information and instructions on following the live webcast are available on the company’s website at www.altiagroup.com/investors.

2. Advance voting

A shareholder who has a Finnish book-entry account may vote in advance on certain items on the agenda of the Extraordinary General Meeting through the company's website from 2 October 2020 until 9 November 2020 at 4.00 p.m. It is not possible for a shareholder having voted in advance to use his/her right under the Companies Act to pose questions or to request a vote at the Extraordinary General Meeting, and his/her ability to vote on an agenda item possibly having changed after the commencement of the advance voting may be restricted, unless he/she is present at the Extraordinary General Meeting in person or by proxy representation. The terms and conditions as well as other instructions concerning the electronic advance voting are available on the company’s website at www.altiagroup.com/investors. The shareholder’s book-entry account number is needed for voting in advance.

Custodian banks or other proxy representatives representing holders of nominee-registered shares are asked to deliver the voting instructions of the holders of nominee-registered shares represented by them along with proxy documents by email to investor.relations@altiagroup.com on 9 November 2020 at 4.00 p.m. at the latest, which is considered as advance voting.

3. Proxy service

A shareholder can choose to authorize the company’s Legal Counsel Heini Moilanen or her order, to represent the shareholder and exercise voting rights on behalf of the shareholder at the Extraordinary General Meeting. Shareholders wishing to exercise their shareholder rights by using the proxy service provided by the company are required to be registered for the Extraordinary General Meeting in accordance with the instructions set out above.

Proxy forms including voting instructions and more detailed instructions regarding the proxy service are available on the company’s website at www.altiagroup.com/investors. A shareholder shall send the proxy document to the company either by e-mail to investor.relations@altiagroup.com or by mail to Altia Plc, EGM, Kaapeliaukio 1, P.O Box 350, 00101 Helsinki, Finland, by 9 November 2020 at 4.00 p.m. at the latest.

4. Instructions for posing written questions in advance

Shareholders may pose written questions to the company in advance regarding matters to be considered at the meeting. Presentations are as far as possible set up so that questions submitted in advance are taken into account or questions are answered in another manner. The possible questions should be submitted through the web form available on the company’s website at www.altiagroup.com/investors. Questions may be submitted as of 21 October 2020 until 4 November 2020 at 4.00 p.m.

Altia monitors the development of the coronavirus situation, complies with instructions by the Finnish authorities, and updates measures described in this notice, if necessary. Shareholders are asked to follow the company’s website www.altiagroup.com/investors for possible further instructions or changes.

In Helsinki, 2 October 2020

ALTIA PLC

The Board of Directors

IMPORTANT INFORMATION

The securities referred to in this release have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) and may not be offered, sold or delivered, directly or indirectly, in or into the United States absent registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the U.S. Securities Act and in compliance with any applicable state and other securities laws of the United States. This release does not constitute an offer to sell or solicitation of an offer to buy any of the shares in the United States. Any offer or sale of new Altia shares made in the United States in connection with the merger may be made pursuant to the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder.

Altia is a Finnish company and Arcus is a Norwegian company. The transaction, including the information distributed in connection with the merger and the related shareholder votes, is subject to disclosure, timing and procedural requirements of a non-U.S. country, which are different from those of the United States. The financial information included or referred to in this release has been prepared in accordance with IFRS, which may not be comparable to the accounting standards, financial statements or financial information of U.S. companies or applicable in the United States.

It may be difficult for U.S. shareholders of Arcus to enforce their rights and any claim they may have arising under U.S. federal or state securities laws, since Altia and Arcus are not located in the United States, and all or some of their officers and directors are residents of non-U.S. jurisdictions. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment. U.S. shareholders of Arcus may not be able to sue Altia or Arcus or their respective officers and directors in a non-U.S. court for violations of U.S. laws, including federal securities laws, or at the least it may prove to be difficult to evidence such claims. Further, it may be difficult to compel Altia or Arcus and their affiliates to subject themselves to the jurisdiction of a U.S. court. In addition, there is substantial doubt as to the enforceability in a foreign country in original actions, or in actions for the enforcement of judgments of U.S. courts, based on the civil liability provisions of the U.S. federal securities laws.

PROXY FORM

Extraordinary General Meeting of Altia Plc 2020

I/We, being shareholder(s) of Altia Plc, hereby appoint the company’s Legal Counsel, Heini Moilanen, or her order, as my/our proxy to vote on my/our behalf with all shares I/we hold in accordance with the voting instructions below at the Extraordinary General Meeting of Altia Plc convened to be held on 12 November 2020 at 2.00 p.m. EET.

Place and date:

Signature /signatures:

Print name / name of the legal person and its representative:

Personal identification number / business identity code:

Telephone number (daytime):

When you have completed and signed this proxy form, please send the proxy form to the company either by e-mail to investor.relations@altiagroup.com or by mail to Altia Plc, AGM, Kaapeliaukio 1, P.O Box 350, 00101 Helsinki, Finland, by 9 November 2020 at 4.00 p.m. at the latest. A shareholder who is a legal person shall in connection with the delivery of the proxy form and voting instructions deliver evidence of the proxy form signatory’s right to represent the legal person (for example, a Trade Register extract or a certified copy of a board resolution).

Proxy documents in original shall be presented to the company upon request.

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Voting Instructions

Name of shareholder (print name): __________________________________________________

To direct your proxy to vote with respect to the proposed resolution, please indicate the manner in which your proxy is to vote by checking (X) the appropriate box below.

If you do not check any boxes below, your proxy will vote for the decision proposal contained in the notice to the Extraordinary General Meeting published on 2 October 2020.

When using this proxy form, a shareholder who has instructed a proxy to vote against the decision proposal or abstain from voting does not demand a full vote on those agenda items in which the instruction is to oppose the proposed resolution, if the Chairman of the Extraordinary General Meeting indicates that the required majority supports the proposal made.

“Abstain” means an empty vote, in which case the shares are taken into account as shares represented in the handling of the agenda item, which has an impact with respect to resolutions requiring a qualified majority, such as agenda item 6. With respect to resolutions requiring a qualified majority, all shares represented at the General Meeting are taken into account. Thus, abstaining has an impact on the outcome of the vote. Shareholders should be aware of this fact, especially if their intention is not to vote against the proposal.

The proposals of the Board of Directors and the Shareholders' Nomination Board of Altia under section 6.2 (including items (a) – (g)) in the notice to the Extraordinary General Meeting, form an entirety that requires the adoption of all its individual items by a single resolution. The Extraordinary General Meeting may only approve or reject the proposals, but not amend them.

	Resolution item	For	Against	Abstain

6.2

Resolution on the merger of Altia Plc and Arcus ASA, including:

a)     approving the amended Articles of Association of the Combined Company in the form appended to the Merger Plan;

b)     resolving on the issuance of new shares of Altia as merger consideration to the shareholders of Arcus;

c)     resolving on the number of the members of the Board of Directors of the Combined Company;

d)     resolving on the election of the members of the Board of Directors of the Combined Company;

e)     resolving on the remuneration of the Board of Directors of the Combined Company;

f)      resolving on a temporary deviation from the Charter of the Altia Shareholders' Nomination Board; and

g)     resolving on an authorization of the Board of Directors to resolve on the payment of an extra dividend.

		☐	☐	☐

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1 (2)

Independent Expert’s Statement to the Extraordinary General Meeting of Shareholders of Altia Plc (translation from the Finnish original)

We have undertaken a reasonable assurance engagement in respect of the merger plan prepared by the Board of Directors of Altia Plc and Arcus ASA dated 29 September 2020. The Board of Directors of Altia Plc has decided to propose to the Extraordinary General Meeting of Shareholders planned to be held in November 2020 to decide that Arcus ASA shall merge into Altia Plc. The Boards of Directors of the merging companies have prepared a merger plan with respect to the proposed merger. According to the conditions of the merger the shareholders of Arcus ASA shall receive as merger consideration 0.4618 new shares of Altia Plc for each share owned in Arcus ASA. The proposed share exchange ratio is based on the valuation results of applying the valuation methods for determining the values of the companies as described in the merger plan prepared by the Boards of Directors.

Responsibilities of the Board of Directors

The Boards of Directors of Altia Oyj and Arcus ASA are responsible for the preparation of a merger plan that gives a true and fair view of the basis on which the merger consideration is determined and of the distribution of the merger consideration in accordance with the Finnish Limited Liability Companies Act.

Auditor’s independence and quality control

We are independent of the company in accordance with the ethical requirements that are relevant to our engagement in Finland, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

The auditor applies International Standard on Quality Control 1 (ISQC 1) and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Auditor’s Responsibilities

Our responsibility is based on our work to express an opinion on the merger plan and examine and report whether the merger is conductive to compromising the repayment of the current debts of Altia Plc. We conducted our reasonable assurance engagement in accordance with the International Standard on Assurance Engagements (ISAE) 3000. The engagement involves performing procedures to obtain evidence on whether the merger plan gives a true and fair view in accordance with the Finnish Limited Liability Companies Act of the basis on which the merger consideration is determined, of the distribution of the merger consideration and whether the merger is conductive to compromising the repayment of the current debts of Altia Plc.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion, based on Chapter 16 Section 4 of the Finnish Limited Liability Companies Act, the merger plan gives, in all material respects, a true and fair view in accordance with the Finnish Limited Liability Companies Act of the basis on which the merger consideration is determined and of the distribution of the merger consideration. According to our understanding the merger is not conductive to compromising the repayment of the current debts of Altia Plc.

PricewaterhouseCoopers Oy, Authorised Public Accountants, P.O. Box 1015 (Itämerentori 2), 00101 HELSINKI
Phone +358 20 787 7000, Fax +358 20 787 8000, www.pwc.fi
Reg. Domicile Helsinki, Business ID 0486406-8

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Helsinki 29 September 2020

PricewaterhouseCoopers Oy
Authorised Public Accountants

Ylva Eriksson
Authorised Public Accountant (KHT)